Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Second Quarter 2017 Results

HOLLAND, Mich. (July 27, 2017) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the second quarter of 2017, reflecting continued strong financial performance.

●	Net income of $4.8 million in second quarter 2017, up 27% from $3.7 million in second quarter 2016
●	Continued trend of increased revenue on reduced expenses
●	Net interest income up $1.1 million for second quarter 2017 compared to second quarter 2016
●	Net interest margin up 16 basis points from second quarter 2016
●	Noninterest expense down $678,000, or 6%, in second quarter 2017 compared to second quarter 2016
●	Reduced other real estate owned by $7.0 million, or 50%, compared to second quarter 2016
●	Core deposit balances up by $104.9 million, nearly 8%, from a year ago
●	Past due loans remained at very low levels - only 0.07% of total loans at end of second quarter 2017
●	Favorable loan collection results – ten consecutive quarters of net recoveries

Macatawa reported net income of $4.8 million, or $0.14 per diluted share, in the second quarter 2017 compared to $3.7 million, or $0.11 per diluted share, in the second quarter 2016.  For the first six months of 2017, Macatawa reported net income of $9.2 million, or $0.27 per diluted share, compared to $7.2 million, or $0.21 per diluted share, for the same period in 2016.

"We are pleased to report strong performance for the second quarter of 2017,” said Ronald L. Haan, President and CEO of the Company.  “Operating performance continues to improve, asset quality remains strong, capital levels are high, and the number of customer relationships continues to expand.  Our long term strategy of driving profitable growth through consistent increases in quality business loans, while maintaining a disciplined approach to managing expenses remains the same.”

Mr. Haan concluded:  "Earnings improvement has been driven primarily by improvement in net interest income, which has benefited from the combination of our strong core deposit funding base, growth in average balances of business loans, and the recent increases in short term interest rates.  We remain well positioned to benefit from future rate increases, and expect the favorable trends we experienced in the first half of this year to continue as we look to the remainder of 2017.”

Macatawa Bank Corporation 2Q Results / page 2 of 5

Operating Results
Net interest income for the second quarter 2017 totaled $12.7 million, an increase of $122,000 from the first quarter 2017 and an increase of $1.1 million from the second quarter 2016.  Net interest margin was 3.24 percent, down 2 basis points from the first quarter 2017, and up 16 basis points from the second quarter 2016.  Net interest income for the first quarter 2017 benefitted from a payoff of a loan that had been on nonaccrual, resulting in recognition of $267,000 in interest income that had been deferred.

Average interest earning assets for the second quarter 2017 increased $15.1 million from the first quarter 2017 and were up $63.3 million from the second quarter 2016.

Non-interest income increased $247,000 in the second quarter 2017 compared to the first quarter 2017 and decreased $58,000 from the second quarter 2017.  These fluctuations were primarily driven by gains on sales of mortgage loans.  Gains on sales of mortgage loans in the second quarter 2017 were up $48,000 compared to the first quarter 2017 and down $96,000 from the second quarter 2016.  The Bank originated $16.7 million in loans for sale in the second quarter 2017 compared to $17.0 million in loans for sale in the first quarter 2017 and $19.0 million in loans for sale in the second quarter 2016.

Non-interest expense was $10.8 million for the second quarter 2017, compared to $10.9 million for the first quarter 2017 and $11.5 million for the second quarter 2016.  The largest fluctuations in non-interest expense related to salaries and benefit expenses and costs associated with the administration and disposition of problem loans and non-performing assets.  Salaries and benefit expenses were up $154,000 compared to the first quarter 2017 and were down $15,000 compared to the second quarter 2016.  The increase over the first quarter of 2017 related primarily to annual performance adjustments to salaries awarded at the beginning of the second quarter of this year.  The decrease from the second quarter of last year was primarily due to lower medical benefit expenses from lower actual claims experienced in the current quarter.  Nonperforming asset expenses decreased $253,000 compared to the first quarter 2017 and decreased $618,000 compared to the second quarter 2016 due to continued reductions in the level of foreclosed properties and net gains realized on sales of such properties in 2017.  During the second quarter 2017, the Bank sold its largest individual foreclosed property at a net gain of $68,000.  Total realized gains for the first six months of 2017 amounted to $470,000.  Other categories of non-interest expense were relatively flat compared to the first quarter 2017 and the second quarter 2016.

Federal income tax expense was $2.1 million for the second quarter 2017 compared to $2.0 million for the first quarter 2017 and $1.7 million for the second quarter 2016.  The effective tax rate was 30.9% for the second quarter 2017, compared to 30.6% for the first quarter 2017 and 31.0% for the second quarter 2016.

Macatawa Bank Corporation 2Q Results / page 3 of 5

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, the reduction in historical loan loss ratios, and net loan recoveries experienced in the second quarter 2017, a negative provision for loan losses of $500,000 was recorded in the second quarter 2017.  Net loan recoveries for the second quarter 2017 were $374,000, compared to first quarter 2017 net loan recoveries of $234,000 and second quarter 2016 net loan recoveries of $580,000.  The Company has experienced net loan recoveries in each of the past ten quarters, and in fifteen of the past sixteen quarters. Total loans past due on payments by 30 days or more amounted to $815,000 at June 30, 2017, down 44 percent from $1.4 million at December 31, 2016 and down 17 percent from $979,000 at June 30, 2016.  Delinquency as a percentage of total loans was 0.07 percent at June 30, 2017.

The allowance for loan losses of $16.6 million was 1.32 percent of total loans at June 30, 2017, compared to 1.32 percent of total loans at December 31, 2016, and 1.40 percent at June 30, 2016.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 2,473 percent as of June 30, 2017, compared to 5,564 percent at December 31, 2016, and 4,845 percent at June 30, 2016.

At June 30, 2017, the Company's nonperforming loans had declined to $670,000, representing 0.05 percent of total loans.  This compares to $300,000 (0.02 percent of total loans) at December 31, 2016 and $350,000 (0.03 percent of total loans) at June 30, 2016.  Other real estate owned and repossessed assets were $7.1 million at June 30, 2017, compared to $12.3 million at December 31, 2016 and $14.1 million at June 30, 2016. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $6.6 million, or 46 percent, from June 30, 2016 to June 30, 2017.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016

Commercial Real Estate	$436	$252	$183	$192	$291
Commercial and Industrial	6	127	36	9	26
Total Commercial Loans	442	379	219	201	317
Residential Mortgage Loans	206	2	58	2	2
Consumer Loans	22	20	23	30	31
Total Non-Performing Loans	$670	$401	$300	$233	$350

Total non-performing assets were $7.8 million, or 0.44 percent of total assets, at June 30, 2017.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	Jun30, 2016

Non-Performing Loans	$670	$401	$300	$233	$350
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	7,097	12,074	12,253	13,110	14,066
Total Non-Performing Assets	$7,767	$12,475	$12,553	$13,343	$14,416

Macatawa Bank Corporation 2Q Results / page 4 of 5

Balance Sheet, Liquidity and Capital
Total assets were $1.76 billion at June 30, 2017, an increase of $18.1 million from $1.74 billion at December 31, 2016 and an increase of $92.5 million from $1.67 billion at June 30, 2016.  Year end assets typically increase due to year end seasonal inflow of business and municipal deposits.   Total loans were $1.25 billion at June 30, 2017, a decrease of $29.5 million from $1.28 billion at December 31, 2016 and an increase of $39.5 million from $1.21 billion at June 30, 2016.

Commercial loans increased by $55.3 million from June 30, 2016 to June 30, 2017, partially offset by a decrease of $15.8 million in our residential mortgage and consumer loan portfolios.  Commercial real estate loans increased by $1.2 million while commercial and industrial loans increased by $54.2 million during the same period.

Commercial loan production volume was down compared to the first quarter of 2017, but stable as compared the second quarter of 2016.  The following table shows a breakout of the Bank’s commercial loan activity:

Dollars in 000s	2nd Qtr 2017	1st Qtr 2017	4th Qtr 2016	3rd Qtr 2016	2nd Qtr 2016

Commerical loans originated	$33,435	$60,356	$78,398	$61,112	$34,892
Repayments of commercial loans	(30,090)	(58,600)	(40,768)	(35,869)	(21,389)
Change in undist.–available credit	(15,706)	(6,960)	6,523	3,494	164
Net change in commercial loans	$(12,361)	$(5,204)	$44,153	$28,737	$13,667

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016

Construction and Development	$82,317	$78,910	$79,596	$76,077	$74,339
Other Commercial Real Estate	432,223	429,898	438,385	423,991	439,036
Commercial Loans Secured by Real Estate	514,540	508,808	517,981	500,068	513,375
Commercial and Industrial	435,218	453,311	449,342	423,102	381,058
Total Commercial Loans	$949,758	$962,119	$967,323	$923,170	$894,433

Residential Developer Loans (a)	$21,244	$24,662	$26,003	$26,890	$29,771

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate.

Total deposits were $1.46 billion at June 30, 2017, up $11.3 million from $1.45 billion at December 31, 2016 and were up $104.9 million, or 7.7 percent, from $1.36 billion at June 30, 2016.  The increase in total deposits from December 31, 2016 was primarily in interest-bearing checking (up $1.8 million), money market deposits (up $17.4 million), savings (up $7.7 million) and certificates of deposit (up $4.0 million), partially offset by decreases in noninterest checking account balances (down $19.7 million).  The balances of noninterest checking accounts typically are higher at the end of the year as certain businesses and municipal customers have a year-end seasonal increase in their noninterest-bearing checking balances.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Macatawa Bank Corporation 2Q Results / page 5 of 5

The Bank's risk-based regulatory capital ratios were higher at June 30, 2017 compared to June 30, 2016 and December 31, 2016 due to earnings growth, and continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at June 30, 2017.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past five consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2016.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Six Months ended
	2nd Qtr	1st Qtr	2nd Qtr	June 30,
EARNINGS SUMMARY	2017	2017	2016	2017	2016
Total interest income	$14,042	$13,848	$12,873	$27,890	$25,881
Total interest expense	1,337	1,265	1,265	2,602	2,535
Net interest income	12,705	12,583	11,608	25,288	23,346
Provision for loan losses	(500)	(500)	(750)	(1,000)	(850)
Net interest income after provision for loan losses	13,205	13,083	12,358	26,288	24,196

NON-INTEREST INCOME
Deposit service charges	1,110	1,060	1,112	2,170	2,159
Net gains on mortgage loans	476	428	572	904	1,060
Trust fees	833	778	788	1,611	1,496
Other	2,059	1,965	2,064	4,024	4,429
Total non-interest income	4,478	4,231	4,536	8,709	9,144

NON-INTEREST EXPENSE
Salaries and benefits	6,153	5,999	6,168	12,152	12,355
Occupancy	991	1,026	901	2,017	1,883
Furniture and equipment	750	732	839	1,482	1,704
FDIC assessment	134	136	220	270	472
Problem asset costs, including losses	(158)	95	460	(63)	871
Other	2,922	2,900	2,882	5,821	5,736
Total non-interest expense	10,792	10,888	11,470	21,679	23,021
Income before income tax	6,891	6,426	5,424	13,318	10,319
Income tax expense	2,129	1,966	1,679	4,095	3,079
Net income	$4,762	$4,460	$3,745	$9,223	$7,240

Basic earnings per common share	$0.14	$0.13	$0.11	$0.27	$0.21
Diluted earnings per common share	$0.14	$0.13	$0.11	$0.27	$0.21
Return on average assets	1.11%	1.05%	0.91%	1.08%	0.87%
Return on average equity	11.32%	10.86%	9.56%	11.09%	9.31%
Net interest margin (fully taxable equivalent)	3.24%	3.26%	3.08%	3.25%	3.09%
Efficiency ratio	62.81%	64.76%	71.05%	63.77%	70.86%

BALANCE SHEET DATA	June 30,	March 31,	June 30,
Assets	2017	2017	2016
Cash and due from banks	$31,165	$30,631	$30,045
Federal funds sold and other short-term investments	114,104	83,118	94,888
Securities available for sale	184,761	184,605	173,580
Securities held to maturity	68,818	68,473	49,373
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	3,184	2,767	1,138
Total loans	1,251,355	1,266,128	1,211,844
Less allowance for loan loss	16,570	16,696	16,959
Net loans	1,234,785	1,249,432	1,194,885
Premises and equipment, net	48,626	49,832	50,639
Bank-owned life insurance	39,781	39,524	28,942
Other real estate owned	7,097	12,074	14,066
Other assets	15,184	16,839	17,433

Total Assets	$1,759,063	$1,748,853	$1,666,547

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$481,769	$466,415	$451,644
Interest-bearing deposits	978,221	966,731	903,434
Total deposits	1,459,990	1,433,146	1,355,078
Other borrowed funds	82,785	102,785	104,840
Long-term debt	41,238	41,238	41,238
Other liabilities	4,875	5,539	6,929
Total Liabilities	1,588,888	1,582,708	1,508,085

Shareholders' equity	170,175	166,145	158,462

Total Liabilities and Shareholders' Equity	$1,759,063	$1,748,853	$1,666,547

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
	2017	2017	2016	2016	2016	2017	2016
EARNINGS SUMMARY
Net interest income	$12,705	$12,583	$12,292	$11,902	$11,608	$25,288	$23,346
Provision for loan losses	(500)	(500)	(250)	(250)	(750)	(1,000)	(850)
Total non-interest income	4,478	4,231	4,856	5,075	4,536	8,709	9,144
Total non-interest expense	10,792	10,888	11,488	11,273	11,470	21,679	23,021
Federal income tax expense	2,129	1,966	1,802	1,350	1,679	4,095	3,079
Net income	$4,762	$4,460	$4,108	$4,604	$3,745	$9,223	$7,240

Basic earnings per common share	$0.14	$0.13	$0.12	$0.14	$0.11	$0.27	$0.21
Diluted earnings per common share	$0.14	$0.13	$0.12	$0.14	$0.11	$0.27	$0.21

MARKET DATA
Book value per common share	$5.01	$4.89	$4.78	$4.78	$4.67	$5.01	$4.67
Tangible book value per common share	$5.01	$4.89	$4.78	$4.78	$4.67	$5.01	$4.67
Market value per common share	$9.54	$9.88	$10.41	$7.99	$7.42	$9.54	$7.42
Average basic common shares	33,942,318	33,941,010	33,920,535	33,921,599	33,922,506	33,941,668	33,923,810
Average diluted common shares	33,948,127	33,948,584	33,923,371	33,921,599	33,922,506	33,948,371	33,923,810
Period end common shares	33,938,486	33,944,788	33,940,788	33,920,740	33,922,289	33,938,486	33,922,289

PERFORMANCE RATIOS
Return on average assets	1.11%	1.05%	0.97%	1.10%	0.91%	1.08%	0.87%
Return on average equity	11.32%	10.86%	10.08%	11.50%	9.56%	11.09%	9.31%
Net interest margin (fully taxable equivalent)	3.24%	3.26%	3.17%	3.08%	3.08%	3.25%	3.09%
Efficiency ratio	62.81%	64.76%	66.99%	66.40%	71.05%	63.77%	70.86%
Full-time equivalent employees (period end)	344	338	342	337	343	344	343

ASSET QUALITY
Gross charge-offs	$139	$26	$47	$46	$36	$165	$112
Net charge-offs	$(374)	$(234)	$(364)	$(138)	$(580)	$(608)	$(728)
Net charge-offs to average loans (annualized)	-0.12%	-0.07%	-0.12%	-0.05%	-0.19%	-0.10%	-0.12%
Nonperforming loans	$670	$401	$300	$233	$350	$670	$350
Other real estate and repossessed assets	$7,097	$12,074	$12,253	$13,110	$14,066	$7,097	$14,066
Nonperforming loans to total loans	0.05%	0.03%	0.02%	0.02%	0.03%	0.05%	0.03%
Nonperforming assets to total assets	0.44%	0.71%	0.72%	0.81%	0.87%	0.44%	0.87%
Allowance for loan losses	$16,570	$16,696	$16,962	$16,847	$16,959	$16,570	$16,959
Allowance for loan losses to total loans	1.32%	1.32%	1.32%	1.36%	1.40%	1.32%	1.40%
Allowance for loan losses to nonperforming loans	2473.13%	4163.34%	5654.00%	7230.47%	4845.43%	2473.13%	4845.43%

CAPITAL
Average equity to average assets	9.76%	9.63%	9.62%	9.53%	9.47%	9.76%	9.37%
Common equity tier 1 to risk weighted assets (Consolidated)	11.60%	11.28%	11.03%	11.30%	11.14%	11.60%	11.14%
Tier 1 capital to average assets (Consolidated)	12.21%	12.11%	12.01%	11.97%	11.93%	12.21%	11.93%
Total capital to risk-weighted assets (Consolidated)	15.45%	15.12%	14.88%	15.30%	15.18%	15.45%	15.18%
Common equity tier 1 to risk weighted assets (Bank)	13.89%	13.60%	13.35%	13.71%	13.59%	13.89%	13.59%
Tier 1 capital to average assets (Bank)	11.87%	11.79%	11.69%	11.64%	11.61%	11.87%	11.61%
Total capital to risk-weighted assets (Bank)	15.02%	14.73%	14.49%	14.90%	14.80%	15.02%	14.80%
Tangible common equity to assets	9.70%	9.51%	9.33%	9.82%	9.52%	9.70%	9.52%

END OF PERIOD BALANCES
Total portfolio loans	$1,251,355	$1,266,128	$1,280,812	$1,236,395	$1,211,844	$1,251,355	$1,211,844
Earning assets	1,633,383	1,617,331	1,612,533	1,514,797	1,539,877	1,633,383	1,539,877
Total assets	1,759,063	1,748,853	1,741,013	1,653,686	1,666,547	1,759,063	1,666,547
Deposits	1,459,990	1,433,146	1,448,724	1,358,627	1,355,078	1,459,990	1,355,078
Total shareholders' equity	170,175	166,145	162,239	162,245	158,462	170,175	158,462

AVERAGE BALANCES
Total portfolio loans	$1,260,051	$1,264,835	$1,245,093	$1,215,953	$1,212,836	$1,262,430	$1,207,759
Earning assets	1,594,849	1,579,758	1,566,238	1,555,550	1,531,535	1,587,345	1,535,351
Total assets	1,723,575	1,706,643	1,696,007	1,680,097	1,654,325	1,715,156	1,658,958
Deposits	1,419,775	1,397,596	1,401,186	1,377,462	1,346,703	1,408,747	1,356,292
Total shareholders' equity	168,240	164,317	163,092	160,196	156,664	166,289	155,454